Exhibit 10.3

[CTI Letterhead]

July 24, 2017

David Kirske
Hand delivered

Dear David:

On behalf of CTI BioPharma Corp., we are very pleased to offer you the position of Principal Finance and Accounting Officer, reporting directly to the CEO. This position is a temporary position for 6 months and may be extended in additional 6 month increments.

This position is a part-time position with a regular schedule of 30 hours per week. This part time position is determined to be exempt from overtime under federal and state law. Your base salary will be payable on a semi-monthly basis at the annual rate of $185,000 which is based on 75% of a full time schedule. Performance is reviewed on an annual basis. You are eligible to participate in the health & welfare benefits program offered by the Company as long as you are regularly scheduled to work at least 30 hours per week. Benefits such as vacation floating holidays, sick leave accrual and the group medical and life insurance plans provided will be adjusted to reflect your part-time work schedule. As part of the compensation program you will also be eligible to receive a discretionary short term (corporate) bonus which is currently targeted at 24% of base pay, and long-term incentives such as restricted stock and/or stock options. Since the program may change from time to time, explanatory literature and an orientation to the current Company benefits and compensation program will be provided at the time you report to work.

CTI's Compensation Committee of the Board of Directors has approved that you be granted stock options to purchase 25,000 shares of CTI Common Stock which shall become effective the last day of the month in which you begin as an employee of the Company (the “Grant Date”). Such options shall vest monthly over a period of one year from the Grant Date, wherein 1/12th or 2,083 options will vest after each month of service, and all 25,000 options shall be exercisable after one year from the Grant Date. The option exercise price per share shall be the closing trading price on the last trading day of that month. The Compensation Committee has also approved accelerated vesting if your employment is terminated by the Company without cause within the first 6 months of your start date. In the event you agree to provide consulting services immediately following termination, the Company’s normal 3-month exercise window for such stock options would be tolled such that the option(s), to the extent vested when you cease to be employed, need not be exercised until three month’s following a cessation of consulting services subject to earlier expiration of the option at the end of the maximum term of the option and

Exhibit 10.3

subject to the Company's ability to terminate the option in connection with a change in control pursuant to the change in control provisions of the stock plan.

We are excited about having you join the CTI team. We believe you to be a key participant in CTI’s future success. Upon receipt of this letter, you have until July 28, 2017 to accept or decline this offer. If you accept this offer, please sign and date the original copies of this letter, return it to us and retain a photocopy of the originals for your files. We have also enclosed an Employee Invention and Proprietary Information Agreement that we require new employees to sign prior to commencing employment with the Company. Please sign and return for the Company's signature, and we will return a copy to you for your records.

Neither CTI's offer nor your acceptance of it constitutes a contract or covenant of employment; your employment is "at will" and may be terminated at any time either by you or by CTI, with or without cause.

We are sure you will find many challenges and rewards awaiting you here at CTI and we look forward to you joining us. If you have any questions about this offer, please give Derald Lo a call at 206-272-4340.

Sincerely,

/s/ Adam R. Craig

Adam R Craig MD, PhD, MBA
President and Chief Executive Officer
CTI Biopharma     Corp

Acceptance:

I accept the offer contained herein and will report to work on 8/1/17.

Signature: /s/ David Kirske

Date: 8/1/17